Exhibit 10.1
MSG Las Vegas, LLC
Two Pennsylvania Plaza
New York, NY 10121

October 30, 2020

Sands Arena Landlord LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Re: Ground Lease (the “Lease”) by and among the Sands Arena Landlord LLC (“Lessor”), MSG Las Vegas, LLC, (“Lessee”), Venetian Casino Resort, LLC and MSG Sports & Entertainment, LLC, as amended by First Amendment to Ground Lease dated November 14, 2018, and Second Amendment to Ground Lease dated October 29, 2019, as amended by Letter Agreement dated April 22, 2020 (the “April Letter Agreement”).

Ladies and Gentlemen:

Thank you for Robert Goldstein’s letter dated August 20, 2020 to James Dolan concerning the Lease. The purpose of this letter is to memorialize the agreements reached as a result of such letter. All capitalized terms used herein are given the meanings set forth in the Lease unless otherwise defined.

Effective on the closing by MSG S&E (now called MSG Entertainment Group, LLC) or an affiliate thereof, of an aggregate of at least $500 million in financings (of debt and/or equity) to increase available liquidity for MSG S&E, for among other purposes, the construction of the Venue (the “Financing Closing Date”), the Lease shall be amended as follows:

1.    Section 31.2.8 of the Lease shall be deleted and replaced with the following:

    “31.2.8.    Regular Updates on Bookings. Lessee shall provide Lessor with regular written updates (no less frequently than monthly) regarding construction, planned programming and confirmed bookings for all events at the Venue.”

2.    Section 5.3 of the Lease shall be deleted in its entirety and replaced with Section 5.3 attached hereto as Exhibit A. Additionally, the Parties agree that the April Letter Agreement extending the Outside Development Completion Date for a period of three (3) months shall be deemed null and void as of the Financing Closing Date.

The Lessor and Lessee signatures below evidence the agreement of the Parties to the terms of this correspondence.

[Signature page to follow]

Yours sincerely,

MSG Las Vegas, LLC

By: /s/ Andrew Lustgarten

Name: Andrew Lustgarten

Position: President

ACKNOWLEDGED AND AGREED TO:

Sands Arena Landlord LLC

By: /s/ Zac Hudson

Name: Zac Hudson

Position: EVP

Exhibit A

“5.3    Manner of Construction. Lessee shall be solely responsible for the design and construction of the Project in material compliance with Applicable Laws and any Permitted Exceptions; notwithstanding the foregoing, Lessee agrees to include features in the Venue that will allow it to be easily used by performers who do not want to or who are unable to leverage unique technology at the Venue, if any, such as tours of popular music and other performers. Lessee shall also comply with the provisions set forth in Exhibit E attached hereto and incorporated herein by reference. Lessee shall record all notices of completion as may be required under Applicable Laws or good construction practices. Lessee shall commence erection of above-grade structural steel for the Venue no later than eighteen (18) months after the Lease Commencement Date, subject to extension on a day for day basis for each day of delay due to Force Majeure or Lessor Delay (the “Construction Commencement Date”) (provided, however, that any Force Majeure delays shall not extend the Construction Commencement Date by more than one hundred eighty (180) days after the date that is eighteen (18) months after the Lease Commencement Date), and shall diligently pursue construction of the Project thereafter. Lessee shall have achieved Development Completion and the Development Completion Date shall have occurred no later than September 30, 2023, subject to extension on a day for day basis for each day of delay due to Force Majeure or Lessor Delay (the “Outside Development Completion Date”) (provided, however, that Force Majeure extensions shall not be available during the period between (x) the date if any that an arbitrator determines pursuant to a binding ruling (in accordance with Section 39.15) that Lessee was not diligently pursuing construction of the Project after the Construction Commencement Date in accordance with this Section 5.3, and (y) the date that Lessee subsequently cures such default and resumes diligent pursuit of the construction). Throughout the construction process, Lessee will consult and coordinate with Lessor (with update meetings to occur no less frequently than quarterly).”